Exhibit 23.4

Consent of Independent Public Accounting Firm

We hereby consent to the incorporation by reference in U.S. Energy Corp.’s Registration Statements on Form S-3 (No. 333-248906), Form S-1 (Nos. 333-249738 and 333-220363) and Form S-8 (Nos. 333-108979, 333-166638, 333-180735, 333-183911 and 333-261600), of our report dated May 21, 2021, relating to balance sheets as of December 31, 2020 and 2019, and the related statements of operations, changes in members’ equity, and cash flows for the years then ended, and the related notes to financial statements, of Woodford Petroleum LLC, that appear in, and/or are incorporated by reference in, the Current Report on Form 8-K/ A of U.S. Energy Corp., as filed with the Securities and Exchange Commission on March 1, 2022.

WEAVER AND TIDWELL, L.L.P.

Houston, Texas

March 1, 2022